Forward Looking Statement

During the course of this presentation, we may make forward-looking statements regarding future events or the future performance of the Company. We wish to caution you that such forward-looking statements are just predictions subject to certain risks and uncertainties that could cause actual events or results to materially differ, either better or worse, from those projected. You should not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes that occur after the date they are made. This presentation also includes data about our historical financial performance, and such data should not be considered as an indication or projection of future results.

Forward-looking statements include projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items; descriptions of plans or objectives of management for future operations, products or services, including acquisitions; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing. Forward-looking statements discuss matters that are not facts, and often include the word “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project”, “target,” “will,” “can,” “would,” “should,” “could” or “may.”

There are a number of factors that could cause results to differ significantly from our expectations, including further deterioration in the credit quality of our loan portfolios, or in the value of the collateral securing those loans, due to higher interest rates, increased unemployment, declining real estate values, further or continued disruptions in the credit markets, or other economic factors. A discussion of risk factors that may affect the actual outcomes relating to such forward-looking statements and the Company’s results of operations in general is included in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Problem Assets

- Four Significant Problem Assets
- All Residential Construction and Development
  - One Sold (January 2008)
  - One Foreclosed now ORE
  - $2 Million ORE Under Contract or Sold (2Q)
  - $1.7 Million Classified Loan Paid in May
  - Reserves Were Adequate as of 3/31/08

Margins

- Asset Sensitive Position
  - Assets Reprice More Quickly than Liabilities
- $125,000,000 in Interest Rate Swaps and Floors
  - Now Producing $250,000 / Month Income
  - Paper Profit of $8,000,000 at 3/31/08

International Trade Finance

- Centralized Wire Function
- International Wires (SWIFT Member)
- Documentary Letters of Credit
- Foreign Exchange
- Euro and Yen Accounts
- Expected Break-Even Date was 12/31/07
- 1Q 2008 $500,000 Pre-tax Annualized Profit

Trust Administration

- Large banks are increasing their minimum asset size/fee requirements for trust services
- Our trust department is profitable and profitability is expanding as we grow
- The only full service trust department headquartered in Cowlitz County
- Offices also in Portland and Vancouver
- Pre-tax profit increased to almost $200,000 in 2007

Cost of Funds

- $45 Million in Callable CD's Refunded Through May
  - $680,000 Saved First Year
  - $1.5 Million Saved Over CD Lives
- $75 Million in Wholesale Money Market Accounts Committed
  - Current Cost 2.16%
  - Will Replace Short Term CD's at 3.20% or More
  - $780,000 in Annual Savings (Current Rates)
  - Helps Mitigate Asset Sensitivity